Exhibit 10.15

AGRICULTURAL LEASE

             This Agricultural Lease (the “Lease”) is entered into effective the 1st day of May, 2003 by and between Pilgrim’s Pride Corporation (“Lessor”) with offices at 110 South Texas Street, Pittsburg, Texas 75686 and Patrick W. Pilgrim (“Tenant”) Pittsburg, Camp County, Texas.

             The Lessor hereby leases to the Tenant the agricultural properties described in this Lease and its exhibits in accordance with the terms and conditions set forth as follows:

1.	Leased Premises. The Leases Premises include the properties set out in the attached Exhibit A. (A total of approximately 1163 acres.)

2.	Use of Leased Premises. The Leased Premises are to be used by Tenant, personally, for his own general agricultural and farming purposes. The Tenant is an independent contractor and not acting in the course and scope of an employee of Lessor. The use of the Leased Premises by Tenant shall not be construed as a joint venture or other business relationship between Lessor and Tenant, other than this Lease agreement.

3.	Term of Lease. The initial term of this Lease shall be for a period of one (1) year commencing and effective on May 1, 2003 and ending on April 30, 2004. This Lease may be extended for like annual terms by mutual agreement between the Parties. Lease payments for all subsequent extensions must be prepaid prior to the commencement of the extension term. Either party may terminate the Lease with or without cause providing the other party with ninety (90) days written notice.

4.	Rent. The base annual rental for the Leased Premises is Ten Dollars ($10.00) per acre, or a total of Eleven Thousand Six Hundred Thirty Dollars ($11,630.00) per year which sum was prepaid prior to the effective date.

5.	Compliance. Tenant shall comply with all applicable federal, state and local statutes, laws, ordinance rules or regulations relating to the possession, use or maintenance of the Leased Premises. Tenant will indemnify and hold Lessor harmless from all liabilities, fines, forfeitures or penalties for violations of any such statutes, laws, ordinances, rules or regulations, including, but not limited to all environmental requirements pertaining to operations and activities on the Leased Premises.

6.	Taxes. Lessor shall pay all real property taxes which shall be assessed, levied, or imposed on the Leased Premises.

7.	Insurance. Tenant shall maintain commercial general liability insurance and other insurance requirements as set out in the attached Exhibit B.

8.	Indemnification. Lessor and Tenant shall indemnify and hold each other harmless from and against any and all claims, damages or causes of action for damage on account of any injury to or death of any person or any loss or damage to property occurring in, on, or about the Leased Premises at any time during the Lease Term and due to an act or omission of such indemnifying party.

9.	Entire Agreement. This Lease and the attached Exhibits A and B, which are incorporated by reference and made an integral part of this Lease, constitute the entire agreement between the Parties.

10.	Choice of Law. This Lease has been executed in and the Leased Premises are in the State of Texas and the provisions shall be interpreted and construed in accordance with the laws of Texas.

11.	Amendment. This Lease cannot be amended, modified or altered except by written agreement signed by the Parties.

             Signed on the dates indicated but effective the date first written above.

Lessor PILGRIM’S PRIDE CORPORATION		Tenant PATRICK W. PILGRIM

By: /s/ Clifford E. Butler	By:	/s/ Patrick W. Pilgrim

Name: Clifford E. Butler Title: Vice Chairman Date: July 22, 2003	Date:	Name: Patrick W. Pilgrim Title: Individually July 22, 2003